HILL INTERNATIONAL, INC.
303 Lippincott Centre
Marlton, NJ 08053

October 23, 2007

Notice of Redemption - Redemption Date of November 23, 2007

Dear Warrant Holder:

You are receiving this notice as a holder of warrants or units of Hill International, Inc. The warrants were originally issued by Arpeggio Acquisition Corp. in June 2004. As a result of the merger of Arpeggio Acquisition Corp. with Hill International, Inc., on June 28, 2006, the warrants are now exercisable for the shares of common stock of Hill International, Inc. The warrants are also included in Hill’s units, each of which consists of two warrants and one share of common stock.

We are calling the warrants for redemption at this time. You have until November 23, 2007, the date of redemption, to exercise the warrants. If any warrants are not exercised before November 23, 2007, you will be paid $0.01 per warrant, and the warrants will then be cancelled, and you will no longer have the right to purchase any shares under them. We encourage you to consult with your broker or financial advisor to consider whether or not to exercise the warrants. A broker protect period of 3 business days has been adopted. Brokers will have three days to deliver the warrants to Continental Stock Transfer & Trust Company.

Under the terms of the warrant agreement which govern the warrants, we have the right to call the outstanding and un-exercised warrants for redemption, if the last sale price of the shares has been at least $8.50 for 20 of the last 30 trading days ending on the third business day prior to the date of this letter. The shares have been trading at or greater than $8.50 for the required period, and closed at $10.12 on October 18, 2007.

To exercise the warrants, you must send the warrant exercise price of $5.00 for each warrant you wish to exercise. The payment must be in cash, good certified check or good bank draft, payable to Hill International, Inc. Send the warrant certificate, indicating on the reverse, in the section for warrant exercise, the number of warrants you are exercising and the full payment of the exercise price to the company in the care of:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attention: Compliance Department

If you have any questions about exercising the warrants, please contact Hill’s General Counsel, William H. Dengler, Jr., at (856) 810-6257.

Sincerely,

/s/ John Fanelli III
John Fanelli III
Senior Vice President and
Chief Financial Officer